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                                                                    EXHIBIT 10.8

                                WP Holding, Inc.
                              Employment Agreement

     WP Holding Inc., referred to as EMPLOYER, and David Menzel, referred to as EMPLOYEE, do this 2nd day of April, 1999, for and in consideration of the mutual covenants contained herein, the adequacy and sufficiency of which is hereby acknowledged, agree as follows:

1. Title. EMPLOYEE is engaged to act as Chief Financial Officer, Vice President of Finance and Administration for WP Holding, Inc. (Company) beginning April 26, 1999.

2.   Compensation. EMPLOYEE's compensation will be comprised of five (5) parts:

     a. SALARY. As compensation for EMPLOYEE's services herein, EMPLOYEE shall receive an annual salary at the rate of $140,000 per annum. Said salary rate shall be paid semi-monthly or in consistent compliance with the WP Holding, Inc. salary compensation policy.

     b. QUARTERLY BONUS. As additional compensation, EMPLOYEE shall be eligible for a bonus, based upon performance, of up to $12,500 per quarter. This bonus shall be payable at the conclusion of each calendar quarter, at the discretion of the Company's Chief Executive Office. This bonus shall be guaranteed for the first four quarters of Employee's employment.

     c. ANNUAL BONUS. As additional compensation, EMPLOYEE shall be eligible for an annual bonus paid at the discretion of EMPLOYER'S Board of Directors, based on total Company performance. The target range for this bonus in the first year of employment is $20,000 to $50,000, but is not guaranteed.

     d. EQUITY: EMPLOYER will grant EMPLOYEE Incentive Stock Options to purchase approximately 650,000 shares of common stock, at fair market value on the date of grant (which shall be the earlier of the date of hire or the date of plan established; fair market value shall be subject to approval by the Company's Board of Directors) These options shall represent approximately 1.42% of the fully diluted capital structure of the Company after completion of its proposed $8.0 million financing. The options shall be issued pursuant to the employee stock option plan which shall be documented in a formal grant letter or option agreement under such plan, so long as the other conditions pursuant to such stock option plan are met by EMPLOYEE.

     e. SPECIAL BONUS. EMPLOYEE shall receive $150,000 to be paid in three equal installments on (1) six months from date of hire, (2) 12 months from date of hire, and (3) 18 months from date of hire. This special bonus shall be paid back to the Company, without interest, to the extent that EMPLOYEE's cash proceeds (less


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          exercise price) from stock options exceeds $500,000, or to the extent that EMPLOYEE recovers severance payments from former employer, up to $150,000, immediately upon EMPLOYEE's receipt of such severance payments.

     f. BENEFITS. As additional compensation, EMPLOYEE shall be permitted to participate in the various group benefit plans as EMPLOYER may from time to time adopt to the same extent other employees of EMPLOYER may participate, but subject to income limitations and restrictions, and other any other limitations or restrictions based upon EMPLOYEE's particular circumstances, imposed by state, federal or local statute or regulation for participation in such plans.

4. Severance. If EMPLOYEE is terminated "Without Cause", EMPLOYEE shall receive as severance, paid in a lump sum payment, six months Salary and any unpaid amounts pursuant to the Special Bonus. Without Cause shall be interpreted as any reason, including general performance, but shall not include willful misconduct, fraud, gross negligence, or unlawful conduct in the course of carrying out business responsibilities.

5. Confidentiality. EMPLOYER may from time to time during the course of EMPLOYEE's service reveal certain confidential/trade secret or proprietary information to EMPLOYEE. EMPLOYEE shall not, in any case, reveal any confidential/trade secret or proprietary information to any other parties.

6. Full Time Employment. EMPLOYEE agrees that the duties herein shall be full time. EMPLOYEE shall not engage in other business ventures or employment deemed direct competitors by the EMPLOYER without the prior approval of EMPLOYER.

7. Intellectual Property of Employer. EMPLOYEE agrees to prompt disclose to EMPLOYER any inventions or processes discovered by the EMPLOYEE which are made at the behest or in connection with the duties of EMPLOYEE, or which are reasonably related to the business of EMPLOYER during the term of employment, and hereby assigns any and all rights in said inventions or processes to EMPLOYER.

8. Execution of Documents. EMPLOYEE shall execute any documents reasonably requested by EMPLOYER for patents or other legal steps which EMPLOYER may desire to take to perfect its rights in any inventions.

9. At-Will Employee. This agreement clarifies certain rights and duties of EMPLOYER and EMPLOYEE. This agreement may be terminated at any time by EMPLOYER, in EMPLOYER's sole discretion. EMPLOYEE recognizes he is employed as an "at-will" employee and that this agreement may be terminated at any time and at EMPLOYER's sole discretion.

10. Non-Competition Provision. EMPLOYEE agrees to refrain from accepting employment, for a period of two months, after termination of this agreement, from firms in direct competition with WebPromote (with exception of banner advertising).
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11.  Return of Employer Property. Upon termination of this agreement, EMPLOYEE shall return all materials belonging to EMPLOYER.

12. Arbitration. Any disputes under this agreement, including those relating to non-competition shall be submitted to arbitration with a single arbitrator under the rules of the American Arbitration Association. Any ruling made by the arbitrators shall be final and may be entered as a judgment in any court of competent jurisdiction.

13. Non-Solicitation of Customers. EMPLOYEE shall not solicit any customer of the EMPLOYER, including any past customers of the EMPLOYER who have done business with the EMPLOYER during the past three years, to purchase any product or service which could be supplied by the EMPLOYER.

14. Non-Solicitation of Employees. EMPLOYEE shall not solicit any employees of the EMPLOYER to perform any act in contravention of this Agreement or to terminate their employment with the EMPLOYER.

15. Non-Interference. EMPLOYEE shall not take any action to harm the EMPLOYER or its products and shall not take any action, at any time, which is designed to hamper the productivity of the EMPLOYER.

16. Injunctive Relief for Employer. In the event of a breach or threatened breach of this Agreement by EMPLOYEE, the EMPLOYER shall be entitled, in addition to any other relief provided at law or equity, an injunction restraining EMPLOYEE from disclosing confidential information, or soliciting customers or employees.


Agreed to and accepted on this the 2nd day of April, 1999.


/s/ DAVID MENZEL
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David Menzel

/s/ DAVID M. TOLMIE
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WP Holding, Inc.
David M. Tolmie, CEO